Exhibit 99.1

FOR IMMEDIATE RELEASE

Trade Contact:	Investor Contact:
Suzanne White	Joseph Hassett
Interphase Corporation	Interphase Corporation
(214) 654-5388	(866) 630-INPH
pr@iphase.com	r@iphase.com

Interphase Announces 2005 Second Quarter Financial Results

PLANO, Texas, July 20, 2005 — Interphase Corporation (NASDAQ: INPH), an international supplier of next-generation networking technologies, today reported financial results for its second quarter ended June 30, 2005.

Revenues for the second quarter of 2005 were $7.6 million in comparison to $10.1 million in the second quarter of 2004. There were two primary reasons for the year to year decline in revenue; multiple customer implementation delays and the transition of a major customer to a product with reduced port density and selling price less than 50% of the price paid by this customer in 2004. Gross margin remained strong at 53% despite the lower revenue level. The Company reported a second quarter loss of $471,000, or $(0.08) per share versus net income of $1,095,000, or $0.18 per share in the second quarter of 2004. The Company also reported that cash and marketable securities increased slightly to $20.6 million at June 30, 2005. Total liabilities remained at $7.3 million.

“We were not anticipating that several of our expected customer orders would be pushed out, including delays at a major customer’s end-user,” stated Greg Kalush, President and Chief Executive Officer. “In spite of this decline, we are encouraged by the activity this quarter in our receipt of several significant opportunities in the new Advanced Telecommunications Architecture (ATCA) movement. This architecture is accelerating rapidly and we see many carriers transitioning quickly with field trials in 2006 and full deployment of systems during 2007. We are very well positioned to take advantage of this trend.”

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Interphase Announces 2005 Second Quarter Results, Page 2

For the first six months, revenues were $16.4 million, compared to $19.3 million in the prior year’s first half with gross margin in both years of 54%. Net loss for the first six months of 2005 was $316,000 or $(0.05) per share, versus a net income of $1,370,000 or $0.21 per share in the first half of 2004.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) designs and delivers high performance connectivity adapters for computer and telecommunication networks. The company’s products connect computer and telecommunication servers to storage area networks (SAN), wide area networks (WAN) and local area networks (LAN) utilizing Fibre Channel, Asynchronous Transfer Mode (or ATM), SS7, Frame Relay and ISDN technologies. Headquartered in the Dallas Ft. Worth Metroplex with sales offices across the globe, Interphase 2004 revenues were $35.0 million. Clients include Hewlett Packard, Ericsson, Motorola Inc., Fujitsu Ltd., Nortel Networks Ltd., Lucent Technologies, Samsung, Lockheed Martin and Raytheon. Additional information about Interphase and its products is available through the company’s web site at www.interphase.com.

Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.

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The Interphase logo is a registered trademark of Interphase Corporation.

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Interphase Announces 2005 Second Quarter Results, Page 3

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
	2005	2004	2005	2004

Revenues	$7,592	$10,129	$16,372	$19,327
Operating (loss) income	(429)	1,068	(310)	1,255
(Loss) income before income taxes	(390)	1,134	(199)	1,352
Net (loss) income	(471)	1,095	(316)	1,370
Net (loss) income per diluted share	(0.08)	0.18	(0.05)	0.21
Weighted average common and dilutive shares	5,755	6,234	5,753	6,413

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Jun 30, 2005	Dec. 31, 2004

Cash and marketable securities	$20,578	$20,513
Accounts receivable, net	3,896	4,976
Inventories	3,510	3,509
Net property, plant and equipment	1,330	1,390
Total assets	31,631	32,098
Total liabilities	7,267	7,310
Total shareholders’ equity	$24,364	$24,788